Exhibit 99

District Court Issues Order Granting Retractable Technologies, Inc. Injunctive Relief Under the Lanham Act

LITTLE ELM, Texas, November 13, 2014—Retractable Technologies, Inc. (NYSE MKT: RVP), (“RTI”) announced today that Judge Leonard Davis of the United States District Court for the Eastern District of Texas issued an order on November 10, 2014 granting in part and denying in part RTI’s motion to recover profits, injunctive relief and attorneys’ fees.

The Court found that the remedy of disgorgement of a portion of Becton Dickinson’s (“BD”’s) profits was appropriate but that the $340,524,042 trebled antitrust damages awarded by the jury was a sufficient disgorgement. The Court determined that the public interest in truthful information and advertising favored disgorgement because “BD’s false advertising resulted in an artificially inflated price for BD syringes, but also lowered the number of RTI syringes in the marketplace.”

The Court also granted injunctive relief having found that BD’s business practices limited innovation and “BD’s false advertisements suppressed sales of the VanishPoint®, thereby preventing the market from full access to this innovative product.”  The Court ordered specific injunctive relief to take effect no later than January 15, 2015. The specific injunctive relief includes:

•                  enjoining BD from the use of the “World’s Sharpest Needle” or any similar assertion of superior sharpness;

•                  requiring BD to notify all customers who purchased BD syringe products from July 2, 2004 to date that BD wrongfully claimed that its syringe needles were sharper and that its statement that it had “data on file” was false and misleading;

•                  requiring BD to notify all employees, customers, distributors, Group Purchasing Organizations (“GPOs”), and government agencies that the dead space of the VanishPoint® has been within ISO standards since 2004 and that BD overstated the dead space of the VanishPoint® to represent that it was higher than some of BD’s syringes when it was actually less, and that BD’s statement that it had “data on file” was false and misleading, and, in addition, posting this notice on its website for a period of three years;

•                  enjoining BD from advertising that its syringe products save medication as compared to VanishPoint® products for a period of three years;

•                  requiring notification to all employees, customers, distributors, GPOs, and government agencies that BD’s website, cost calculator, printed materials, and oral representations alleging BD’s syringes save medication as compared to the VanishPoint® were based on false and inaccurate measurement of the VanishPoint®, and, in addition, posting this notice on its website for a period of three years; and

•                  requiring the implementation of a comprehensive training program for BD employees and distributors that specifically instructs them not to use old marketing materials and not to make false representations regarding VanishPoint® syringes.

The Court further awarded attorneys’ fees, but ordered the amount to be recalculated to meet the Court’s guidelines.

BD is expected to appeal this ruling upon entry of a final judgment, which has not yet occurred.

On November 10, 2014, a separate Court Order was issued directing the parties to attend mediation by January 15, 2015.

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. Retractable’s products are distributed by various specialty and general line distributors.

For more information on Retractable, visit our website at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect our current views with respect to future events. We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will materialize. Our actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain liquidity; our maintenance of patent protection; the impact of current litigation; our ability to maintain favorable third party manufacturing and supplier arrangements and relationships; our ability to quickly increase capacity in response to an increase in demand; our ability to access the market; our ability to maintain or lower production costs; our ability to continue to finance research and development as well as operations and expansion of production; the continuing interest of larger market players, specifically BD, in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable’s periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.
Douglas W. Cowan, 888-806-2626 or 972-294-1010
Vice President and Chief Financial Officer